Exhibit 99.1

PRESS RELEASE

InfoSonics Reports Fourth Quarter 2015 Results

SAN DIEGO, March 10, 2016 – InfoSonics Corporation (NASDAQ: IFON), the provider of verykool® wireless handset solutions and tablets, today announced results for its fourth quarter ended December 31, 2015.

“This was a very challenging quarter for us on many fronts,” said Joseph Ram, president and CEO of InfoSonics. “The extremely weak currency environment in the Latin American markets we primarily serve worsened in the quarter, and put significant pressure on both our top line revenue and gross profit margin. This made it difficult for us to execute on our strategy to focus on the retail channel and grow revenues to balance some of the carrier business that we moved away from earlier in the year. In addition, we had a number of supply chain issues during the quarter that have been resolved, but temporarily constrained product flow and sales. However, we are encouraged by the 29% increase in our average unit selling price during the quarter compared to the prior year period, and the record high 83% mix of non-operator open market business. Although they did not generate revenue in 2015, we have established some new customer relationships that we believe will pay off in 2016. Looking forward, we will continue to refine and improve our product portfolio and increase our operational efficiencies.”

We had net sales for the 2015 fourth quarter of $10.2 million, which represented a $7.7 million, or 43%, decrease from $17.9 million for the fourth quarter of 2014. The decrease was primarily attributable to the reduction of sales to two carrier customers in South America and the Caribbean that we moved away from earlier in the year, as well as reduced sales to big box retailers in Mexico caused by supply chain constraints and currency related pricing pressures. Unit shipments during the quarter declined by 57% compared to the comparable period in 2014, and, as noted above, the average selling price per unit rose 29%, reflecting the demand for higher end smartphones in the retail channel compared to the operator channel. For the year ended December 31, 2015, our net sales were $47.8 million, which represented a small decline from $48.1 million in 2014.

Gross profit in the fourth quarter of 2015 was $1.3 million, a 58% decrease compared to $3.0 million for the comparable period in 2014. Our gross profit margin as a percent of sales in the 2015 fourth quarter declined to 12.3% compared to 16.5% for the comparable period in 2014. For the year ended December 31, 2015, gross profit was $7.4 million, which represented an $834,000 decrease from $8.3 million in 2014.

Operating expenses in the fourth quarter of 2015 were $2.1 million, flat with the expense level in the 2014 fourth quarter. This reflects a $95,000, or 5%, increase in SG&A expenses and an elimination of R&D expenses, which amounted to $79,000 in the comparable period of 2014. For the year ended December 31, 2015, operating expenses were $8.3 million, a 5% increase over $8.0 million in 2014.

The net loss for the fourth quarter of 2015 was $959,000, $0.07 per share, compared to net income of $730,000, $0.05 per share, in the fourth quarter of 2014. For the year ended December 31, 2015, the net loss was $1,243,000, $0.09 per share, compared to net income of $261,000, $0.02 per share, in 2014.

At December 31, 2015, we had $2.6 million in cash, $14.0 million of net working capital and no outstanding funded debt.

About InfoSonics Corporation

InfoSonics is a San Diego-based manufacturer and provider of wireless handsets, tablets and related products to carriers, distributors and consumers in the United States and Latin America under the verykool® brand. The company is committed to delivering quality products with innovative designs that appeal to consumers and offer exceptional value. Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

Past performance in any period may not be indicative of future results in the next period or the same period in a subsequent year. We also experience seasonal revenue fluctuations that can be significant from one quarter to another. Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, without limitation: (1) intense competition internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) our ability to source new verykool® handsets, including LTE models, at a sufficient pace and successfully introduce them into target markets; (3) extended general economic downturn in world markets; (4) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (5) the ability of the Company to maintain and improve its gross margins despite intense competition; (6) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, including, without limitation, the imposition, creation, increase or modification of tariffs, taxes, duties, levies and other charges and other related risks of our international operations which could significantly increase selling prices of our products to our customers and end-users; (7) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (8) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (9) significant changes in supplier terms and relationships or shortages in product supply; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk and other related risks; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) uncertain political and economic conditions internationally, including terrorist or military actions; (14) the loss of a key executive officer or other key employees and the integration of new employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) seasonal buying patterns; (18) the resolution of any litigation for or against the Company, including claims for infringement of intellectual property; (19) the ability of the Company to have access to adequate capital to fund its operations, including the availability of vendor credit and availability under the Company’s bank line of credit; and (20) the ability of the Company to generate taxable income in future periods. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

Vernon A. LoForti

Chief Financial Officer

vern.loforti@infosonics.com

858-373-1675

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InfoSonics Corporation

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited)		(Audited)
Net sales	$10,192	$17,937	$47,833	$48,144
Cost of sales	8,936	14,981	40,414	39,891

Gross profit	1,256	2,956	7,419	8,253

Operating expenses:
Selling, general and administrative	2,154	2,059	8,339	7,379
Research and development	—	79	—	588

	2,154	2,138	8,339	7,967

Operating income (loss)	(898)	818	(920)	286
Other income (expense):
Other income (expense), net	—	(2)	—	115
Interest, net	(61)	(75)	(320)	(126)

Income (loss) before provision for income taxes	(959)	741	(1,240)	275
Provision for income taxes	—	(11)	(3)	(14)

Net income (loss)	$(959)	$730	$(1,243)	$261

Net income (loss) per share:
Basic	$(0.07)	$0.05	$(0.09)	$0.02
Diluted	$(0.07)	$0.05	$(0.09)	$0.02
Weighted-average number of common shares outstanding:
Basic	14,389	14,358	14,380	14,323
Diluted	14,389	14,685	14,380	14,789

InfoSonics Corporation

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

(Audited)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$2,647	$1,464
Trade accounts receivable, net of allowance for doubtful accounts of $95 and $95, respectively	9,291	15,644
Other accounts receivable	96	70
Inventory	6,637	5,880
Prepaid assets	2,025	2,778

Total current assets	20,696	25,836
Property and equipment, net	156	137
Other assets	129	31

Total assets	$20,981	$26,004

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,398	$4,371
Accrued expenses	2,343	2,804
Line of credit borrowings	—	2,725

Total current liabilities	6,741	9,900

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized (no shares issued and outstanding)	—	—
Common stock, $0.001 par value, 40,000 shares authorized, 14,389 and 14,358 shares issued and outstanding as of December 31, 2015 and 2014, respectively	14	14
Additional paid-in capital	32,859	32,614
Accumulated other comprehensive loss	(1,592)	(726)
Accumulated deficit	(17,041)	(15,798)

Total stockholders’ equity	14,240	16,104

Total liabilities and stockholders’ equity	$20,981	$26,004

InfoSonics Corporation

Consolidated Statements of Cash Flows

(Amounts in thousands)

(Audited)

	Year Ended
	December 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(1,243)	$261
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	92	146
Loss on disposal of fixed assets	—	33
Recovery of bad debts	—	(65)
Provision for obsolete inventory	(63)	255
Stock-based compensation expense	218	86
(Increase) decrease in:
Trade accounts receivable	6,353	(3,723)
Other accounts receivable	(26)	93
Inventory	(694)	(3,668)
Prepaids	753	657
Other assets	(98)	148
Increase (decrease) in:
Accounts payable	27	3,210
Accrued expenses	(461)	(376)

Net cash provided by (used in) operating activities	4,858	(2,943)

Cash flows from investing activities:
Purchase of property and equipment	(111)	(116)

Net cash used in investing activities	(111)	(116)

Cash flows from financing activities:
Borrowings on line of credit	4,460	4,380
Repayments on line of credit	(7,185)	(1,655)
Cash received from exercise of stock options	27	137

Net cash provided by (used in) financing activities	(2,698)	2,862

Effect of exchange rate changes on cash	(866)	(708)

Net increase (decrease) in cash and cash equivalents	1,183	(905)
Cash and cash equivalents, beginning of year	1,464	2,369

Cash and cash equivalents, end of year	$2,647	$1,464

Cash paid for interest	$350	$77
Cash paid for taxes	$—	$50